UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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Kona Grill, Inc.

(Name of Registrant as Specified In Its Charter)

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KONA GRILL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 30, 2009
The Annual Meeting of Stockholders of Kona Grill, Inc., a Delaware corporation, will be held at 2:00 p.m., on Thursday, April 30, 2009, at the offices of Greenberg Traurig, LLP, 2375 East Camelback Road, Suite 700, Phoenix, Arizona, for the following purposes:
1.	To elect one Class I director to serve for a three-year term expiring in 2012.

2.	To approve an amendment of our 2005 Stock Award Plan to increase the number of shares of common stock reserved for issuance under the plan by 375,000 shares.

3.	To approve the Rights Agreement dated as of May 27, 2008, between us and Continental Stock Transfer & Trust Company.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
These items of business are more fully described in the proxy statement accompanying this notice.
Only stockholders of record at the close of business on March 3, 2009 are entitled to notice of and to vote at the meeting.
Notice of Internet Availability of Proxy Materials:
In accordance with rules and regulations adopted by the Securities and Exchange Commission, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a printed copy of the proxy materials, including our annual report to stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access this proxy statement and our annual report and vote online. If you received the notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report. Instead, the notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you received the notice by mail and would like to receive paper copies of our stockholder materials, you should follow the instructions for requesting such materials included in the notice.
All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,
/s/ Mark S. Robinow
Mark S. Robinow
Executive Vice President, Chief Financial Officer, and Secretary
Scottsdale, Arizona
March  _____, 2009

KONA GRILL, INC.
7150 East Camelback Road, Suite 220
Scottsdale, Arizona 85251
PROXY STATEMENT
VOTING AND OTHER MATTERS
General
The enclosed proxy is solicited on behalf of Kona Grill, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 2:00 p.m. on Thursday, April 30, 2009, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at the offices of Greenberg Traurig, LLP, at 2375 East Camelback Road, Suite 700, Phoenix, Arizona, 85016.
These proxy solicitation materials were first mailed on or about March  _____, 2009 to all stockholders entitled to vote at the meeting.
Voting Securities and Voting Rights
Stockholders of record at the close of business on March 3, 2009, are entitled to notice of and to vote at the meeting. On the record date, there were 6,511,991 shares of our common stock outstanding. Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.
The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of the votes properly cast in person or by proxy will be required to elect the one director candidate; and the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote is required (1) to approve the amendment to our 2005 Stock Award Plan, and (2) to approve the Rights Agreement dated as of May 27, 2008, between the Company and Continental Stock Transfer & Trust Company (the “Rights Agreement”).
Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.
Voting of Proxies
When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominee set forth in this proxy statement, (2) “for” the approval of the amendment to our 2005 Stock Award Plan, and (3) “for” the approval of the Rights Agreement.
Revocability of Proxies
Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation
We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.
Annual Report and Other Matters
Our 2008 Annual Report on Form 10-K, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Compensation Committee Report on Executive Compensation” and “Report of the Audit Committee” shall not be deemed “filed” with the Securities and Exchange Commission, or the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934.
We will provide, without charge, a printed copy of our Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our company’s secretary at our executive offices set forth in this proxy statement.
ELECTION OF DIRECTORS
Nominees
Our certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Our certificate of incorporation and bylaws provide for a Board of Directors consisting of three classes, with one class standing for election each year for a three-year staggered term. Mr. Marcus E. Jundt serves as our Class I director whose term of office will expire at the annual meeting. Our Board of Directors has nominated Mr. Marcus E. Jundt for election as our Class I director for a three-year term expiring in 2012. In the event that Mr. Jundt is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that Mr. Jundt will be unable or will decline to serve as a director.
The Board of Directors recommends a vote “for” the nominee named herein.
The following table sets forth certain information regarding our directors:

Name	Age	Position

Marcus E. Jundt	43	Chairman of the Board, President, and Chief Executive Officer
Richard J. Hauser	47	Director
Douglas G. Hipskind	40	Director
W. Kirk Patterson (1)(2)(3)	51	Director
Anthony L. Winczewski (2)(3)	53	Director
Mark A. Zesbaugh (1)	44	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating Committee

Marcus E. Jundt has served as our President and Chief Executive Officer since July 2006, as Chairman of the Board since March 2004, and as a director of our company since September 2000. Prior to joining our company, Mr. Jundt served as Vice Chairman and President of the investment advisory firm of Jundt Associates, Inc. During November 2007, a receiver was appointed to administer the assets of Jundt Associates, Inc. From November 1988 to March 1992, Mr. Jundt served as a research analyst for Victoria Investors covering the technology, health care, financial services, and consumer industries. From July 1987 until October 1988, Mr. Jundt served in various capacities on the floor of the Chicago Mercantile Exchange with Cargill Investor Services. Mr. Jundt also serves as a director of Acuo Technologies and Spineology, both private companies.
Richard J. Hauser has served as a director of our company since December 2004. Mr. Hauser serves as the President and owner of Capital Real Estate, Inc., a commercial real estate development company based in Minneapolis, Minnesota, which he founded in 2001. In addition, Mr. Hauser is the Manager and owner of Net Lease Development, LLC, which is a controlled operating company under Capital Real Estate, Inc., as well as a member and managing partner of several other partnerships formed for real estate and related ventures. Prior to founding Capital Real Estate, Inc. and Net Lease Development, LLC, Mr. Hauser served as a partner with Reliance Development Company, LLC from 1992 to 2001, where he was responsible for the management, development, and sale of retail properties.
Douglas G. Hipskind has served as a director of our company since November 2003. Mr. Hipskind serves as a Partner of Black Diamond Resorts, a hotel development company engaged in designing and developing the Four Seasons Resort in Vail, Colorado. Mr. Hipskind also served as a Managing Director of Jundt Associates, Inc. from January 2001 to November 2006. From August 1999 to January 2001 he served as Controller of Jundt Associates, Inc. From December 1993 to August 1999, Mr. Hipskind served in the Financial Services practice of KPMG LLP, where he was responsible for tax and consulting matters for his mutual fund and investment partnership clients. Mr. Hipskind is a Certified Public Accountant (inactive license holder).
W. Kirk Patterson has served as a director of our company since January 2005. Mr. Patterson currently serves as the Senior Vice President and Chief Financial Officer of Entorian Technologies Inc., a provider of high-density memory solutions. From July 2003 to November 2003, Mr. Patterson served as Acting Chief Financial Officer, Vice President of Finance, and Corporate Controller of Cirrus Logic, Inc., a developer of mixed-signal integrated circuits. From February 2000 to November 2003, he served in a variety of roles at Cirrus Logic, including Vice President of Finance and Corporate Controller, Treasurer, and Director of Financial Planning and Analysis. From November 1999 to February 2000, Mr. Patterson served as Regional Manager of Accounting Services of PricewaterhouseCoopers LLP, a public accounting firm. From June 1980 to November 1999, Mr. Patterson served in several positions with BP Amoco Corporation, a provider of energy and petrochemicals, most recently as Manager, Planning and Economics, for the Amoco Energy Group North America.
Anthony L. Winczewski has served as a director of our company since April 2005. Mr. Winczewski has served as President and Chief Executive Officer of Commercial Partners Title, LLC, a midwestern title insurance agency engaged in providing commercial, residential, and tax deferred exchange solutions since January 1995. Prior to forming Commercial Partners in 1995, Mr. Winczewski served as a manager and sales officer for Chicago Title Insurance Company from May 1984 until January 1995. Mr. Winczewski served as a Vice President and Principal of Winona County Abstract and Title, Inc. from July 1975 until May 1984, and as a paralegal for Title Insurance Company of Minnesota from June 1974 until July 1975.
Mark A. Zesbaugh has served as a director of our company since October 2007. Mr. Zesbaugh is a strategic consultant and currently serves as the Chief Executive Officer of Lennox Holdings, a start-up reinsurance company. Mr. Zesbaugh also served as chief executive officer of Allianz Life Insurance Company of North America and has over 20 years of experience in the insurance industry. Mr. Zesbaugh is a Certified Public Accountant (inactive license holder) and a Chartered Financial Analyst. Mr. Zesbaugh also serves on the board of trustees for the University of St. Thomas, as well as the board of directors of Inside Edge Commercial Flooring and the Windsor Financial Group, both private companies.
There are no family relationships among any of our directors or executive officers.

Classification of our Board of Directors
Our certificate of incorporation provides for a Board of Directors consisting of three classes serving three-year staggered terms. Mr. Marcus E. Jundt serves as our Class I director, with the term of office of the Class I directors expiring at the annual meeting of stockholders in 2009. The Class II directors consist of Messrs. Douglas G. Hipskind, Anthony L. Winczewski, and Mark A. Zesbaugh, with the term of office of the Class II directors expiring at the annual meeting of stockholders in 2010. Class III directors consist of Richard J. Hauser and W. Kirk Patterson, with the term of office of Class III directors expiring at the annual meeting of stockholders in 2011. Officers serve at the pleasure of the Board of Directors.
The Nominating Committee continues to review actively nominees for director to fill the Class III vacancy created by the resignation of Kent Carlson.  The Nominating Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, which are described under “Information Relating to Corporate Governance and the Board of Directors — The Nominating Committee.”
Information Relating to Corporate Governance and the Board of Directors
Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Patterson, Winczewski, and Zesbaugh are independent directors, as “independence” is defined by NASDAQ and the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. Kent D. Carlson served as an independent director of our company and as a member of the Audit and Nominating Committees prior to his resignation in December 2008. As a result of Mr. Carlson’s resignation, our company does not comply with NASDAQ’s Marketplace Rule 4350, which requires companies to have a majority of independent directors as defined by the NASDAQ rules and requires a company’s audit committee to have at least three independent directors. Consistent with NASDAQ Marketplace Rule 4350(c)(1) and Rule 4350(d)(4), NASDAQ has provided our company a cure period in order to regain compliance. Our company must evidence compliance no later than June 9, 2009, and we expect that we will be able to fill the vacancy within this cure period.
Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating Committee, each consisting entirely of independent directors. During 2008, the Board of Directors also appointed a Special Committee, comprised entirely of independent directors, to pursue various sources of external financing to supplement our operating cash flows and fund capital expenditure requirements. The Special Committee works closely with management and our outside professional advisors to identify, review, and oversee the structuring, negotiation, and execution of all reasonable alternatives in the best interest of our company and our stockholders.
Our Board of Directors has adopted charters for the Audit, Compensation, and Nominating Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted a Code of Business Conduct and Ethics, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website at www.konagrill.com, the charters of our Audit, Compensation, and Nominating Committees; our Code of Business Conduct and Ethics, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or NASDAQ regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.
We regularly schedule executive sessions at which independent directors meet without the presence or participation of management.
Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Kona Grill, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters are sent to the indicated directors.

The Audit Committee
The purpose of the Audit Committee is to oversee the financial and reporting processes of our company and the audits of the financial statements of our company and to provide assistance to our Board of Directors with respect to the oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the Audit Committee are set forth in its charter. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.
The Audit Committee currently consists of Messrs. Patterson and Zesbaugh each of whom is an independent director of our company under the NASDAQ rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that each of Messrs. Patterson and Zesbaugh (whose backgrounds are detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Zesbaugh serves as the Chairman of the Audit Committee.
The Nominating Committee
The purpose of the Nominating Committee includes the selection or recommendation to the Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of the Board of Directors, the oversight of the evaluations of the Board of Directors and management, and the development and recommendation to the Board of Directors of a set of corporate governance principles applicable to our company. The Nominating Committee currently consists of Messrs. Winczewski and Patterson, with Mr. Winczewski serving as Chairman.
The Nominating Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s secretary at the address listed herein. The Nominating Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors. As discussed above, the members of the Nominating Committee are independent, as that term is defined by NASDAQ.
The Compensation Committee
The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Patterson and Winczewski, with Mr. Patterson serving as Chairman.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2008, our Compensation Committee consisted of Messrs. Patterson and Winczewski, both non-employee directors (as defined in Rule 16b-3 under the Securities Exchange Act). None of these committee members had any contractual or other relationships with our company during such fiscal year.
Board and Committee Meetings
Our Board of Directors held a total of eight meetings during the year ended December 31, 2008. During the year ended December 31, 2008, the Audit Committee held five meetings, the Compensation Committee held four meetings, and the Nominating Committee held two meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all Committees of our Board of Directors on which he was a member. We encourage each of our directors to attend our annual meeting of stockholders. Accordingly, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as the annual meeting of stockholders. All of our directors then serving at the time attended our 2008 Annual Meeting of Stockholders on May 1, 2008.

Director Compensation
We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the amount of time that directors spend fulfilling their duties as a director, including committee assignments.
Cash Compensation Paid to Board Members
We paid each non-employee director of our company an annual cash retainer of $15,000 and the Chairman of the Audit Committee was paid an additional cash retainer of $5,000. Members of the Audit and Compensation Committees each receive an annual cash retainer of $3,000 for each committee on which they serve during the year. We also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at board and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.
Stock-Based Compensation
Non-employee directors also are eligible to receive grants of stock options or awards pursuant to the discretion of the Compensation Committee or the entire Board of Directors. Upon joining the Board of Directors, each new non-employee director is granted an option to purchase 10,000 shares of common stock at a price equal to the fair market value on the date of such member’s first board meeting. Such option awards vest immediately. Each subsequent year, non-employee directors receive an annual stock option grant to purchase 4,000 shares of our common stock that vests 25% each quarter over a period of one year, while new non-employee directors receive a pro-rata portion of the annual stock option grant in their first full year of service.
The following table summarizes the compensation paid by us to non-employee directors during 2008:

	Fees Earned or	Option Awards
Name (1)	Paid in Cash ($)	($) (2)	Total ($)

Kent D. Carlson (3)	18,000	9,969	27,969
Richard J. Hauser	15,000	13,128	28,128
Douglas G. Hipskind	15,000	13,128	28,128
W. Kirk Patterson	21,000	13,128	34,128
Anthony L. Winczewski	18,000	13,128	31,128
Mark A. Zesbaugh (4)	20,000	2,943	22,943

(1)
Directors who are also our employees receive no additional compensation for serving on the Board of Directors. The compensation of Marcus E. Jundt, our Chairman of the Board, President, and Chief Executive Officer, is reflected in the Summary Compensation Table.

(2)
These amounts do not reflect amounts paid to or realized by the named individual during 2008. Instead, these amounts reflect the aggregate compensation cost for financial reporting purposes for the year ended December 31, 2008 in accordance with Statement of Financial Accounting Standard No. 123(R), Share-Based Payment (“SFAS 123R”). As of December 31, 2008, each director had the following number of options outstanding: Kent D. Carlson (13,750); Richard J. Hauser (21,800); Douglas G. Hipskind (25,000); W. Kirk Patterson (23,400); Anthony L. Winczewski (21,800); and Mark A. Zesbaugh (11,000).

(3)	Mr. Carlson resigned from the Board of Directors during December 2008.

(4)	Mr. Zesbaugh joined the Board of Directors during October 2007 and received a pro-rated grant of options for 2008.

REPORT OF THE AUDIT COMMITTEE
The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference herein.
As more fully described in its charter, the purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.
As part of its oversight of our financial statements, the committee reviews and discusses with both management and our independent registered public accountants all annual and quarterly financial statements prior to their issuance. During 2008, management advised the committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to U.S. Auditing Standards No. 380 (Communication with Audit Committees), including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the committee pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the committee concerning independence. In addition, the committee discussed with the independent auditor the overall scope and plans for its audit. The committee met with the independent auditor, with and without management present, to discuss the results of the examinations, its evaluations of our company and the overall quality of the financial reporting.
Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.
The report has been furnished by the Audit Committee of the Board of Directors.

Mark A. Zesbaugh, Chairman
W. Kirk Patterson

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Philosophy and Objectives
The objective of our executive compensation program is to attract, retain, and reward executive officers who are critical to our long-term success. The executive compensation program of our company seeks to provide a level of compensation that is competitive with companies of similar size in the restaurant industry. We align executive officer compensation with both company performance and individual performance and provide incentives to motivate executive officers to achieve our business objectives. We compensate our senior management through a mix of compensation designed to be competitive within our industry and to align management’s incentives with the long-term interests of our stockholders.
The Compensation Committee believes that executive compensation should be closely aligned with the performance of the company on both a short-term and a long-term basis. Our executive compensation is comprised of three principal components:
•	Annual base salary;

•	Performance-based incentive bonuses, which depend on our performance and individual performance; and

•	Long-term incentive compensation in the form of stock options or other equity-based awards which are designed to align executive officers’ interests with the long-term interest of our stockholders.
Determining Executive Compensation
Our compensation setting process consists of establishing targeted overall compensation for each executive officer and then allocating that compensation among base salary and incentive compensation. At the executive level, we design the incentive compensation to reward company-wide performance through tying awards primarily to specific operational metrics and financial performance. The Compensation Committee evaluates both performance and compensation to ensure that we maintain the ability to attract and retain employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.
We compete with many restaurant companies for top executive-level talent. The committee obtains comparative data to assess competitiveness from a variety of resources. The committee reviewed proxy data obtained from Equilar, Inc., a market leader in benchmarking executive compensation, to review each element of total compensation for executive officers for similar sized restaurant companies in terms of market capitalization and revenue. The peer group companies consisted of Caribou Coffee, Granite City Food and Brewery, J. Alexander’s, Morton’s, and Nathan’s Famous. The committee does not set a specific compensation percentile for our executive officers; instead the committee uses this information and the executive’s level of responsibility and experience as well as the executive’s success in achieving business results and leadership in determining the executive’s compensation. The committee believes that this approach allows for the committee to take into consideration the executive’s overall contribution to our company rather than relying solely on specific peer group targets.
A significant portion of total compensation is allocated to incentives as a result of the philosophy discussed above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The committee reviews data from Equilar, Inc. as well as other industry compensation surveys, SEC filings, and other publicly available sources to determine the appropriate level and mix of incentive compensation.

The responsibilities of the Compensation Committee include determining, or recommending to our Board of Directors for determination, the compensation of our executive officers and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The committee reviews base salary levels for executive officers of our company at the beginning of each year and recommends actual bonuses at the end of each year based upon our company and individual performance.
Elements of Executive Compensation
Base Salary
Base salaries for executive officers are generally reviewed on an annual basis and at the time of promotion or other change in responsibilities. We provide executive officers with a level of base salary that recognizes appropriately each individual officer’s scope of responsibility, role in the organization, experience, and contributions to the success of our company. The Board of Directors reviews salaries recommended by the Compensation Committee. In formulating these recommendations, the committee considers the overall performance of our company, industry compensation benchmark data, and conducts an evaluation of individual officer performance. The committee makes, or recommends that the Board of Directors make, final determinations on any adjustments to the base salary for executive officers.
Annual Incentive Bonus
Annual bonuses are intended to provide incentive compensation to executive officers who contribute substantially to the success of our company. The granting of such awards is based upon the achievement of our company’s performance objectives and pre-defined individual performance objectives. Company performance objectives are based upon achieving key financial metrics that the committee establishes early in each year. For 2008, the principal performance measures used to determine company performance objectives was based upon the degree of achievement of restaurant sales and operating income targets. Individual performance objectives are developed based upon personal, operational, and financial performance targets specific to the responsibilities of each executive officer and include elements designed to achieve our growth strategy such as new restaurant development, restaurant operating margins, and cost containment. Upon the close of each year, the committee conducts an assessment of individual performance achieved versus each individual’s performance objectives. Simultaneously, the Board conducts an assessment of our company’s overall performance, which includes the achievement of the performance objectives discussed above and other performance criteria. Performance targets are generally set at aggressive levels, which include the funding of any payout. No payout is made if the company’s or an individual’s performance targets are not achieved. The combination of these factors determines any incentive bonuses to be paid.
During January 2005, the committee approved a management bonus program pursuant to which our chief executive officer, chief operating officer, and chief financial officer are eligible to receive 50%, 40%, and 40% of his respective base salary upon successfully achieving certain specified goals as discussed above.
Long-Term Equity Compensation
Long-term performance-based compensation of executive officers has traditionally taken the form of stock option awards. We believe that equity ownership for all executive officers and for certain of our key employees is important for retention and to provide additional incentive to work to maximize long-term total return to stockholders. Stock option award levels are determined based on market data and vary among participants based on their positions within the company. Under our 2005 Stock Award Plan, the Board of Directors or a committee appointed by the Board is specified to act as the plan administrator. The Board has authorized the Compensation Committee to make recommendations to the Board regarding grants of options to executive officers of our company, and these recommendations are subject to ratification by the Board of Directors. In general, stock options are granted to our executive officers at the onset of employment. In establishing award levels, the committee bases the number of stock option awards to be granted on the target percentage of ownership of the recipient, assuming full dilution of outstanding stock option awards. The committee considers the target percentage of ownership of executive officers in our peer group in setting award levels for our executive officers. If, in the opinion of the committee, the outstanding service of an existing employee merits an increase in the number of options held, the committee may elect to issue additional stock options to that employee. We do not have any program or plan to time option grants to our executives in coordination with the release of material non-public information.

Stock options are granted at the closing market price of our common stock on the date of grant. Accordingly, a stock option becomes valuable only if the market price of our common stock increases above the option exercise price and the holder remains employed during the period of time that the option vests. In certain limited circumstances, the committee may grant options to an executive at an exercise price in excess of the closing price of our common stock on the grant date. The Board of Directors granted options to purchase a total of 20,000, 15,000, and 15,000 shares of common stock to each of Messrs. Jundt, Merritt, and Robinow, respectively, on February 7, 2008 related to their fiscal 2007 performance. These options were granted at an exercise price equal to the fair market value of our common stock as of the grant date. These grants were based upon past granting practices and each executive’s individual performance and responsibilities. The options granted in 2008 to our executive officers vest at a rate of 25% per year.
Benefits
We offer various employee benefit programs to our executive officers, including medical, dental, life, and long-term disability insurance benefits. These benefits are generally available to all full-time salaried employees of our company. We also sponsor a tax-qualified 401(k) retirement savings plan pursuant to which eligible employees, including our named executive officers, are able to contribute the lesser of up to 50% of their annual salary or the limit prescribed by the Internal Revenue Service. We match 100% of the first 3% of salary contributed and 50% of the next 2% of salary contributed. All contributions to the 401(k) plan as well as any matching contributions are fully vested upon contribution. In addition, we sponsor an employee stock purchase plan pursuant to which eligible employees, including our named executive officers, are able to purchase our common stock at a five percent discount of the fair market value of our common stock on the last day of the applicable offering period. Eligible employees may purchase up to 15% of eligible earnings during each of the offering periods, subject to a maximum of $25,000 annually.
Compliance with Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. We currently intend to continue to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee

W. Kirk Patterson, Chairman
Anthony L. Winczewski

Summary of Cash and Other Compensation
The table below summarizes the total compensation earned by each of our executive officers for the years ended December 31, 2008, 2007 and 2006.
SUMMARY COMPENSATION TABLE

				Option	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (2)	($)

Marcus E. Jundt	2008	329,000	—	153,958	—	482,958
Chairman of the Board, President, and Chief	2007	315,000	—	289,000	—	604,000
Executive Officer (3)	2006	114,800	50,000	475,250	—	640,050

Mark S. Robinow	2008	261,000	—	53,594	—	314,594
Executive Vice President,	2007	250,000	23,475	40,875	—	314,350
Chief Financial Officer, and Secretary	2006	236,250	94,500	40,875	—	371,625

Mark L. Bartholomay	2008	188,700	29,000	83,854	—	301,554
Interim Chief Operating Officer and Senior Vice President of Development (4)

Jason J. Merritt	2008	287,000	—	53,594	—	340,594
Executive Vice President and	2007	275,000	20,625	40,875	—	336,500
Chief Operating Officer (5)	2006	262,500	105,000	40,875	—	408,375

(l)
The amounts reflect the dollar amount recognized for financial reporting purposes for the respective period in accordance with SFAS 123R of awards issued pursuant to the 2005 Stock Award Plan and includes amounts from awards granted in and prior to 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts for the years ended December 31, 2008 and 2007 are included in footnote 13 of our consolidated financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(2)
Certain executive officers also received certain perquisites, the value of which did not exceed $10,000, which primarily consisted of 401(k) matching contributions and contributions to a health care savings account.

(3)
Mr. Jundt was appointed as our President and Chief Executive Officer effective July 7, 2006 and served as our Interim President and Chief Executive Officer from January 31, 2006 through July 6, 2006. The amount shown for 2006 under “Salary” reflects a $7,500 per month salary effective May 2006 for duties performed as Interim President and Chief Executive Officer and a pro-rated portion of his $300,000 annual salary effective September 26, 2006 upon entering into an employment agreement with us. The amount shown for 2006 under “Bonus” reflects a pro-rated portion of bonus paid to Mr. Jundt in his capacity as President and Chief Executive Officer.

(4)
Effective November 19, 2008, Mr. Bartholomay was appointed to serve as Interim Chief Operating Officer. As a result of Mr. Bartholomay’s increase in responsibilities, we agreed to increase his annual salary to $261,000. The amounts reported in salary and bonus reflects the amounts paid to Mr. Bartholomay during 2008, including service prior to his appointment as Interim Chief Operating Officer. We have not entered into an employment agreement with Mr. Bartholomay.

(5)
Effective November 19, 2008, Mr. Merritt resigned from the Company. Pursuant to Mr. Merritt’s employment agreement, Mr. Merritt will be paid his base salary through January 18, 2009, and an aggregate amount of $287,000, to be paid in accordance with our ordinary payroll practices for a 12 month period thereafter. We will also provide Mr. Merritt medical insurance benefits for a period of 12 months.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth certain information with respect to stock options granted during the year ended December 31, 2008 to any of the individuals listed on the Summary Compensation Table above.

		All Other Option	Exercise or	Grant Date
		Awards: Number	Base Price	Fair Value of
		of Securities	of Option	Stock and
	Grant	Underlying	Awards	Option Awards
Name	Date	Options (#) (1)	($/sh)	($) (2)

Marcus E. Jundt	02/07/08	20,000	11.72	74,000
Mark S. Robinow	02/07/08	15,000	11.72	55,000
Mark L. Bartholomay	01/24/08	10,000	11.79	37,000
Jason J. Merritt	02/07/08	15,000	11.72	55,000

(1)	All listed stock options vest 25% each year over a four-year period and expire five years from the date of grant.

(2)
Represents the calculated compensation cost for all option awards granted during 2008 to the executive officers named above as determined in accordance with SFAS 123R. We calculated the fair value of each award based upon the closing stock price on the date of grant.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008
The following table includes certain information with respect to all options previously awarded to the executive officers named above that were outstanding as of December 31, 2008.

	Option Awards
	Number of Securities Underlying				Option
	Unexercised Options (#)				Exercise	Option
Name	Exercisable		Unexercisable		Price ($)	Expiration Date

Marcus E. Jundt (1)	100,000		—		12.64	05/04/11
	75,000		25,000	(a)	16.40	09/26/11
	—		20,000	(b)	11.72	02/07/13

Mark S. Robinow(2)	18,750		6,250	(a)	19.14	12/20/11
	—		15,000	(b)	11.72	02/07/13
	71,089		—		5.00	10/18/14

Mark L. Bartholomay(3)	12,500		37,500	(a)	18.08	07/24/12
	—		10,000	(b)	11.79	01/24/13

Jason J. Merritt(4)	4,000	(b)	—		5.00	09/01/09
	10,000	(b)	—		7.50	03/15/10
	18,750	(b)	6,250	(a)	19.14	12/20/11
	1,000	(b)	—		7.50	12/12/12
	—		15,000	(a)	11.72	02/07/13
	60,000	(c)	—		6.00	10/01/13

(1)
The vesting dates of options held by Mr. Jundt that were unexercisable as of December 31, 2008 are: (a) 25,000 options will vest on September 26, 2009 and (b) 5,000 options vested on February 7, 2009 and 5,000 options will vest on each of February 7, 2010, February 7, 2011, and February 7, 2012.

(2)
The vesting dates of options held by Mr. Robinow that were unexercisable as of December 31, 2008 are: (a) 6,250 options will vest on December 20, 2009 and (b) 3,750 options vested on February 7, 2009 and 3,750 options will vest on each of February 7, 2010, February 7, 2011, and February 7, 2012.

(3)
The vesting dates of options held by Mr. Bartholomay that were unexercisable as of December 31, 2008 are: (a) 12,500 options will vest on each of July 24, 2009, July 24, 2010, and July 24, 2011 and (b) 2,500 options vested on January 24, 2009 and 2,500 options will vest on each of January 24, 2010, January 24, 2011, and January 24, 2012.

(4)
As a result of Mr. Merritt’s resignation from the Company on November 19, 2008, the following will occur: (a) any unexercisable options were forfeited effective January 18, 2009; (b) the remainder of Mr. Merritt’s options, with the exception of the 60,000 options with an original expiration date of October 1, 2013, will expire on April 19, 2009, if not exercised prior to that date and (c) 60,000 options will expire on January 18, 2010, if not exercised prior to that date.

Option Exercises and Stock Vested
There were no options exercised by the executive officers named above and no stock awards granted to such officers vested during 2008.
Employment Agreements
Marcus E. Jundt
Effective September 26, 2006, we entered into an employment agreement with Mr. Jundt to serve as our President and Chief Executive Officer. The agreement provides for Mr. Jundt to receive a base salary of $300,000 per annum, which is subject to review by the Board of Directors annually. In addition, Mr. Jundt received an option to purchase 100,000 shares of our common stock at an exercise price of $16.40 per share, which was equal to 110% of the closing price per share of our common stock on the date of grant.
The employment agreement provides for Mr. Jundt to receive his earned but unpaid compensation and a pro rata portion of his bonus earned for the applicable year through the date of termination of his employment by reason of death. If employment is terminated by us for “cause,” or by Mr. Jundt without “good reason,” each as defined in the agreement, Mr. Jundt is entitled to his earned but unpaid compensation and any accrued and vested payments he is entitled to receive under our benefit plans. If we terminate the employment of Mr. Jundt by reason of disability, the agreement provides for the payment of earned but unpaid compensation, a pro rata portion of his bonus through the date of termination of employment, and any payments or benefits that Mr. Jundt is entitled to receive under our benefit plans. If we terminate Mr. Jundt’s employment without “cause,” or if he terminates his employment for “good reason,” as defined in the agreement, we will pay Mr. Jundt his earned but unpaid compensation and any payments or benefits he is entitled to receive under our benefit plans. In addition, we will continue to pay to Mr. Jundt his base salary for the 18-month period following the date of termination and a payment of 150% of the most recent incentive bonus actually paid. During the severance period, Mr. Jundt will be entitled to receive all medical and dental benefits otherwise available to him during his employment for a period of 18 months. If we terminate Mr. Jundt’s employment without cause or in the event of a change in control, any unvested stock options issued in connection with the employment agreement shall vest immediately and become exercisable.
The following table shows the potential payments upon termination or a change of control for Marcus E. Jundt, our Chief Executive Officer.

				Involuntary for
				Good Reason
		Involuntary Not		Termination
	Voluntary	For Cause	For Cause	(Change-in-
Executive Benefits and Payments	Termination on	Termination on	Termination on	Control) on	Disability on	Death on
Upon Separation	12/31/08	12/31/08	12/31/08	12/31/08	12/31/08	12/31/08

Compensation:
Bonus	—	$75,000	—	$75,000	$164,500	$164,500
Stock Options	—	—	—	—	—	—

Benefits and Perquisites:
Cash severance	—	$493,500	—	$493,500	$164,500	—
Health and welfare benefits	—	$5,000	—	$5,000	—	—

Mark S. Robinow
Effective October 15, 2004, we entered into an employment agreement with Mr. Robinow to serve as our Vice President and Chief Financial Officer. The agreement provides for Mr. Robinow to receive an annual base salary of $225,000, subject to review by the Board of Directors. During October 2004, we granted to Mr. Robinow options to purchase 71,089 shares of our common stock at an exercise price per share of $5.00. Mr. Robinow is entitled to receive all benefits, including health insurance, as offered to our other senior executive officers.
If we terminate Mr. Robinow’s employment without cause, or if he terminates his employment for good reason, each as defined in the employment agreement, we will pay Mr. Robinow his fixed compensation and pro rata bonus through the date of termination of his employment, as well as a severance payment equal to 12 months of Mr. Robinow’s base salary then in effect. In addition, the stock options that would have vested during the year in which such termination without cause occurs will vest and become exercisable. If we terminate Mr. Robinow’s employment with cause, Mr. Robinow will receive his fixed compensation through the date of termination.
The following table shows the potential payments upon termination or a change of control for Mark S. Robinow, our Chief Financial Officer.

Involuntary for
Good Reason
		Involuntary Not		Termination
	Voluntary	For Cause	For Cause	(Change-in-
Executive Benefits and Payments	Termination on	Termination on	Termination on	Control) on	Disability on	Death on
Upon Separation	12/31/08	12/31/08	12/31/08	12/31/08	12/31/08	12/31/08

Compensation:
Bonus	—	$104,400	—	$104,400	—	—
Stock Options	—	—	—	—	—	—

Benefits and Perquisites:
Cash severance	—	$261,000	—	$261,000	—	—
Health and welfare benefits	—	—	—	—	—	—
Jason J. Merritt
As a result of Mr. Merritt’s resignation from the Company effective November 19, 2008, we will pay separation costs to Mr. Merritt in accordance with his employment agreement dated October 1, 2003. We paid Mr. Merritt his base salary through January 18, 2009, and will continue to pay Mr. Merritt an aggregate amount of his base salary of $287,000 during the 12-month period thereafter. Mr. Merritt is also entitled to receive medical benefits during the severance period. In addition, an option to purchase 60,000 shares of common stock will continue to be exercisable through January 18, 2010, the end of the severance period.
Potential Payments Upon Termination or Change of Control
The tables above reflect the amount of compensation for each of the named executive officers of our company in the event of termination of such executive’s employment, except for Mr. Bartholomay who we have not entered into any employment agreement. The amount of compensation payable to each named executive officer upon voluntary termination, involuntary not for cause termination, for cause termination, termination following a change of control and in the event of disability or death of the executive is shown above. The amounts shown assume that such termination was effective as of December 31, 2008, except for Mr. Merritt whose compensation is based upon his resignation from the Company effective November 19, 2008, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. As the exercise price on unvested options held by our executive officers was higher than the closing price of our common stock on December 31, 2008, no value has been attributed to stock options in the tables above. The actual amounts to be paid out can only be determined at the time of such executive’s separation from our company.

Post-Employment Compensation
Pension Benefits and Nonqualified Deferred Compensation
We do not offer a pension plan for any of our employees nor do we offer a nonqualified deferred compensation plan for any of our employees. Employees meeting certain plan eligibility requirements may participate in the Kona Grill Employee Retirement Savings Plan.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our stock option plans, shares purchased under our Employee Stock Purchase Plan, and exercise of outstanding warrants as of December 31, 2008.

			(c) Number of Securities
	(a) Number of		Remaining Available for
	Securities to be Issued	(b) Weighted Average	Future Issuance Under Equity
	Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities Reflected
Plan Category	Warrants, and Rights	Warrants, and Rights	in Column (a))

Equity Compensation Plans Approved by Stockholders	824,056	$12.34	369,599
Equity Compensation Plans Not Approved by Stockholders (1)	200,000	$5.00	—

Total	1,024,056	$10.91	369,599

(1)
Amount represents warrants issued to Messrs. Hauser and Jundt upon entering into a $3.0 million convertible subordinated promissory note and warrant purchase agreement during July 2004. The warrant expires on the earlier of July 30, 2009 or a qualified public offering of the Company’s common stock of which the gross proceeds are at least $25.0 million at a per share price of not less than $35.00.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.
Based solely upon our review of the copies of such forms received by us during the year ended December 31, 2008, and written representations that no other reports were required, we believe that each person who, at any time during such year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section 16(a) filing requirements during such year, except for Mr. Patterson who filed one late Form 4 relating to the grant of stock options.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our company and stockholders. Therefore, as a general matter and in accordance with our Code of Business Conduct and Ethics, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of our company. Therefore, our Board of Directors reviews and, if appropriate, approves or ratifies any such transactions. Pursuant to the policy, the Board of Directors, or a designated committee, will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our directors or executives had, has or will have a direct or indirect material interest. After its review, the Board of Directors or designated committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of our company and our stockholders, as determined in good faith.

During 2008, we did not enter into, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any director, executive officer, or holder of more than 5% of any class of voting securities of our company and members of such person’s family had or will have a direct or indirect material interest with the exception of the subscription agreement entered into on December 22, 2008 with Mr. James R. Jundt for the purchase of $1,000,000 of our common stock. Mr. James R. Jundt is the father of Mr. Marcus E. Jundt. The subscription agreement was terminated on February 14, 2009 by mutual agreement of the Company and Mr. Jundt without any continuing obligations by either party.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock on March 3, 2009, except as indicated, by (1) each director and each named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

	Shares
	Beneficially	Percentage of
Name of Beneficial Owner	Owned (1)	Class (2)
Directors and Executive Officers:
Marcus E. Jundt (3)	891,531	13.1%
Jason J. Merritt (4)	127,179	1.9%
Mark S. Robinow (5)	97,169	1.5%
Mark L. Bartholomay (6)	22,430	*
Kent D. Carlson (7)	13,750	*
Richard J. Hauser (8)	558,232	8.4%
Douglas G. Hipskind (9)	25,000	*
W. Kirk Patterson (10)	23,400	*
Anthony L. Winczewski (11)	21,800	*
Mark A. Zesbaugh (12)	11,000	*
All directors and executive officers as a group (10 persons)	1,791,491	24.8%

5% Stockholders:
William Blair & Company, L.L.C. (13)	881,201	13.5%
Mill Road Capital, L.P. (14)	648,171	10.0%
BBS Capital Fund, LP (15)	514,486	7.9%

*	Less than 1%
(1)
Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached as follows: c/o Kona Grill, Inc., 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251.

(2)
The percentages shown are calculated based upon 6,511,991 shares of common stock outstanding on March 3, 2009. The numbers and percentages shown include the shares of common stock actually owned as of March 3, 2009 and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of March 3, 2009 upon the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

(3)
Mr. Marcus E. Jundt is the son of Mr. James R. Jundt. The number of shares of common stock beneficially owned by Mr. Jundt includes (a) 10,800 shares held in trust by his children, of which Mr. Marcus Jundt is not a trustee; (b) 100,000 shares of common stock issuable upon exercise of outstanding warrants held by Mr. Marcus Jundt; and (c) 180,000 shares of common stock issuable upon exercise of vested stock options. Of such shares, 600,731 shares have been pledged by Mr. Jundt as security for a loan. The number of shares of common stock beneficially owned by Mr. Jundt does not include 319,633 shares held by Mr. James R. Jundt.

(4)	Includes 93,750 shares of common stock issuable upon exercise of vested stock options.

(5)	Includes 93,589 shares of common stock issuable upon exercise of vested stock options.

(6)	Includes 15,000 shares of common stock issuable upon exercise of vested stock options.

(7)	Includes 13,750 shares of common stock issuable upon exercise of vested stock options.

(8)
Mr. Hauser is a control person of Kona MN, LLC. The number of shares of common stock beneficially owned by Mr. Hauser includes (a) 182,304 shares of common stock held by his spouse; (b) 200,000 shares of common stock beneficially owned by Kona MN, LLC; (c) 100,000 shares of common stock issuable upon exercise of outstanding warrants held by Mr. Hauser; and (d) 21,800 shares of common stock issuable upon exercise of vested stock options. Of such shares, 200,000 shares have been pledged by Kona MN, LLC as security for a loan.

(9)	Includes 25,000 shares of common stock issuable upon exercise of vested stock options.

(10)	Includes 23,400 shares of common stock issuable upon exercise of vested stock options.

(11)	Includes 21,800 shares of common stock issuable upon exercise of vested stock options.

(12)	Includes 11,000 shares of common stock issuable upon exercise of vested stock options.

(13)
Based on the statement on Schedule 13G (Amendment No. 2) filed with the Securities and Exchange Commission on January 12, 2009, William Blair & Company, L.L.C. has sole voting and dispositive power over all such shares of common stock. The address of William Blair & Company, L.L.C. is 222 W. Adams Street, Chicago, IL 60606.

(14)
Based on the joint statement on Schedule 13D (Amendment No. 4) filed with the Securities and Exchange Commission on January 30, 2009, by the following (i) Thomas E. Lynch, (ii) Charles M.B. Goldman, (iii) Scott P. Scharfman, (iv) Mill Road Capital GP LLC, and (v) Mill Road Capital, L.P., each of Messrs. Lynch, Goldman, and Scharfman, as the management committee directors of the sole general partner of Mill Road Capital, L.P., has shared voting and dispositive power over all such shares of common stock. The address of Mill Road Capital, L.P. is Two Sound View Drive, Suite 300, Greenwich, CT 06830.

(15)
Based on the statement on Schedule 13G filed with the Securities and Exchange Commission on January 9, 2009, by the following (i) BBS Capital Fund, LP, (ii) BBS Capital Management, LP, (iii) BBS Capital, LLC, and (iv) Berke Bakay, which together are referred to as the “BBS Management Group,” the BBS Management Group has sole voting and dispositive power over all such shares of common stock. The address of BBS Management Group is 4975 Preston Park Boulevard, Suite 775W, Plano, TX 75093.

AUDITOR FEES AND SERVICES
The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited the financial statements of our company for the years ended December 31, 2007 and 2008. Aggregate fees billed to our company for the years ended December 31, 2007 and 2008 by Ernst & Young LLP, are as follows:

	2007	2008

Audit Fees (1)	$238,600	$245,245
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$238,600	$245,245

(1)	Represents fees associated with the annual audits, reviews of our quarterly reports on Form 10-Q, assistance with the review of documents filed with the SEC, and accounting consultations.

The Audit Committee has not yet met to select an independent auditor to audit the financial statements of our company for the fiscal year ending December 31, 2009. The Board of Directors anticipates that representatives of Ernst & Young LLP will be present at the annual meeting of stockholders, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
Audit Committee Pre-Approval Policies
The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the approval in advance of any significant audit or non-audit engagement or relationship with the independent auditor, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. All of the services provided by Ernst & Young LLP described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.
PROPOSAL TO AMEND THE 2005 STOCK AWARD PLAN
Our Board of Directors has approved a proposal to amend the Kona Grill, Inc. 2005 Stock Award Plan (the “2005 Plan”), subject to approval by our stockholders, to increase the maximum number of shares of our common stock available for issuance in connection with awards under the 2005 Plan by 375,000 shares. Our Board of Directors recommends a vote “for” the proposed amendment to the Plan. The full text of the proposed amendment to the 2005 Plan is attached as Appendix A to this proxy statement. The amendment will be effective upon approval by our stockholders of the amendment to the 2005 Plan. The full text of the 2005 Plan can be found attached to the Registration Statement on Form S-8 filed by the Company with the SEC on August 16, 2005.
Reasons for the Proposed Amendment
The 2005 Plan is intended to attract, retain, and motivate key personnel. The 2005 Plan provides such individuals with an opportunity to acquire a proprietary interest in our company and thereby align their interests with the interests of our other stockholders and give them an additional incentive to use their best efforts for the long-term success of our company.
As of December 31, 2008, there were 18,621 shares of common stock remaining available for issuance under the 2005 Plan. Accordingly, during January 2009, our Board of Directors determined that an increase in the share limitation under the 2005 Plan was necessary (1) to reflect the growth of our company, and (2) to provide a sufficient number of shares to enable us to continue to attract, retain, and motivate key personnel by making additional grants under the 2005 Plan. If the amendment to the 2005 Plan is approved, the shares available for issuance under the 2005 Plan will increase to 393,621.
As of December 31, 2008, there were 685,885 shares authorized under the 2005 Plan of which 638,667 shares are reserved for issuance under outstanding awards, 28,597 shares had been issued upon exercise of options granted under the 2005 Plan, and 18,621 shares remain available for grant. The number of shares authorized for issuance under the 2005 Plan may increase by the following: (i) the number of shares with respect to which awards previously granted under the Kona Grill, Inc. 2002 Stock Plan (the “2002 Plan”) that terminate without the issuance of the shares or where the shares are forfeited or repurchased; (ii) with respect to awards granted under the plans, the number of shares which are not issued as a result of the award being settled for cash or otherwise not issued in connection with the exercise or payment of the award; and (iii) the number of shares that are surrendered or withheld in payment of the exercise price of any award or any tax withholding requirements in connection with any award granted under the existing plans.
Reasons for and Effect of the Proposed Amendment
The Board of Directors believes that the approval of the proposed amendment to the 2005 Plan is necessary to achieve the purposes of the 2005 Plan and to promote the welfare of our company and our stockholders. In June 2005, the original share limitation (based on 250,000 shares plus additional “rollover” shares from the 2002 Plan) was established under the 2005 Plan. At that time, we had approximately 800 employees, approximately 2.8 million total outstanding shares, including convertible preferred stock and shares issuable under our convertible subordinated promissory note, and revenues for the six months ended June 30, 2005 of approximately $16.9 million. In May 2007, stockholders approved an increase of the original share limitation by 175,000 shares. Today, we have over 1,900 employees, restaurant sales during 2008 of $75.8 million, and 21 restaurants. Looking toward the future, we have limited availability under the current share limitation for future grants, accordingly, the need for an amendment to increase the limitation on the shares issuable under the 2005 Plan. The Board of Directors believes that the proposed amendment to the 2005 Plan will aid our company in attracting and retaining directors, officers, and key employees, and motivating such persons to exert their best efforts on behalf of our company. In addition, we expect that the proposed amendment will further strengthen the identity of interests of the directors, officers, and key employees with that of the stockholders.

Approval by Stockholders of the Proposed Amendment
Approval of the proposed amendment to our 2005 Plan will require the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy. The amendment will be effective upon approval by our stockholders of the amendment to the 2005 Plan. In the event that the amendment to the 2005 Plan is not approved by our stockholders, the 2005 Plan will remain in effect as previously adopted and we will not have sufficient ability to grant options to retain, motivate, and attract new and existing directors, officers, and key employees. Any options outstanding under the 2005 Plan prior to the amendment will remain valid and unchanged.
PROPOSAL TO APPROVE THE RIGHTS AGREEMENT
The Company is currently a party to a Rights Agreement, dated as of May 27, 2008, with Continental Stock Transfer & Trust Company (the “Rights Agreement”). Under the Rights Agreement, the Company declared a dividend distribution of one preferred share purchase right (the “Rights”) for each outstanding share of the Company’s common stock (the “Common Stock”). Our Board of Directors has approved the Rights Agreement, subject to approval by our stockholders, to enable the Board of Directors to assure that the Company’s stockholders are able to realize the long-term value of their investment in the Company. Our Board of Directors recommends a vote “for” the approval of the Rights Agreement. The full text of the Rights Agreement can be found as Exhibit 4.5 to the Current Report on Form 8-K filed by the Company with the SEC on May 28, 2008.
Reasons for the Rights Agreement
The Board of Directors believes that maintaining the Rights Agreement is an important tool with which it can protect stockholder value. The Rights are intended to protect the stockholders of the Company in the event of an unfair or coercive offer to acquire the Company and to provide the Board of Directors with adequate time to evaluate unsolicited offers. The Rights may have anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired. The Rights, however, should not inhibit any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of the Company and its stockholders, as determined by the Board of Directors. The Rights should also not interfere with any merger or other business combination approved by the Board of Directors.
Description of the Rights Agreement
The following is a summary of the material terms of the Rights Agreement. The statements below are only a summary, and are qualified in their entirety by reference to the full text of the Rights Agreement, which can be found attached to the Current Report on Form 8-K referred to above.
General
Under the terms of the Rights Agreement, each share of Common Stock outstanding has one Right attached to it, so that the purchase of a share of Common Stock is also a purchase of the attached Right. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) at an initial purchase price of $55.00 per one one-thousandth of a share, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

Exercisability and Termination
Initially, the Rights will be attached to all Common Stock certificates, and no separate Rights certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Stock and a “Distribution Date” will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has become an “Acquiring Person”, as defined in the Rights Agreement, or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in beneficial ownership by a person or group of 20% or more of the outstanding shares of Common Stock.
The Rights are not exercisable until the Distribution Date and will expire on the earlier of May 28, 2011 or May 31, 2009, if our stockholders have not approved the adoption of the Rights Agreement by that date, unless the Rights are earlier redeemed or exchanged by the Company. If the Rights Agreement is not approved by the stockholders, the Rights will automatically terminate. If the Rights Agreement is approved by the stockholders at the 2009 Annual Meeting, then the Rights Agreement will continue in effect until May 28, 2011 at which time the Rights Agreement must again be approved by the stockholders of the Company at the 2011 Annual Meeting of Stockholders or the agreement will terminate.
Until the Distribution Date (or earlier expiration of the Rights), the Rights will be evidenced, with respect to Common Stock certificates outstanding at the May 28, 2008 record date, by such Common Stock certificates together with a copy of the Summary of Rights; new Common Stock certificates issued after the Record Date upon transfer or new issuances of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the Record Date, even without such notation, or a copy of the Summary of Rights, will also constitute the surrender for transfer of the Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights. In certain circumstances, the detachment of Rights (and the issuance of separate Right Certificates) may be deferred by prior action of the Company’s Board of Directors.
Triggering Events and Adjustment
In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of Common Stock having a market value of two times the exercise price of the Right.
In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision is required to be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will have become void) will thereafter have the right to receive upon exercise of a Right that number of shares of common stock of the person with whom the Company has engaged in the transaction (or its parent) having a market value (at the time of such transaction) of two times the exercise price of the Right.
At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by the Acquiring Person of 50% or more of the outstanding shares of the Company’s Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such Acquiring Person, which will have become void), in whole or in part, for shares of Common Stock or Preferred Stock (or a series of the Company’s preferred stock having equivalent rights, preferences, and privileges), at an exchange ratio of one share of Common Stock, or a fractional share of Preferred Stock (or other preferred stock) equivalent in value thereto, per Right.

Redemption of the Rights
At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the “Redemption Price”), payable, at the option of the Company, in cash, shares of Common Stock, or such other form of consideration as the Board of Directors of the Company determines to be appropriate. The redemption of the Rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.
Approval by Stockholders of the Rights Agreement
Approval of the Rights Agreement will require the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy. The expiration date for the Rights Agreement will be May 28, 2011 upon approval by our stockholders of the Rights Agreement. In the event that the Rights Agreement is not approved by our stockholders, the Rights Agreement will terminate on May 31, 2009.
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
Any stockholder that wishes to present any proposal for stockholder action at our annual meeting of stockholders to be held in 2010 must notify us at our principal offices no later than November 20, 2009 in order for the proposal to be included in our proxy statement and form of proxy relating to that meeting. Under our bylaws, stockholders must follow certain procedures to nominate persons for election as director or to introduce an item of business at an annual meeting of stockholders.
Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2010, except in circumstances where (i) we receive notice of the proposed matter no later than February 5, 2010 and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.
OTHER MATTERS
We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.
Dated: March  _____, 2009

APPENDIX A
SECOND AMENDMENT TO
KONA GRILL, INC.
2005 STOCK AWARD PLAN
THIS SECOND AMENDMENT to the Kona Grill, Inc. 2005 Stock Award Plan (this “Amendment”) is entered into as of January 28, 2009, by Kona Grill, Inc., a Delaware corporation (the “Company”).
RECITALS
A. The Company adopted the Kona Grill, Inc. 2005 Stock Award Plan effective as of June 30, 2005 (the “Plan”).
B. Section 10(e) of the Plan provides that the Company’s Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan.
C. As of the date hereof, the Board of Directors of the Company approved an amendment to the Plan, subject to the approval of the Company’s stockholders, increasing the maximum number of shares of the Company’s common stock reserved and available for delivery in connection with Awards under the Plan by 375,000 shares.
D. Pursuant to the authority contained in Section 10(e) of the Plan, the Company now desires to amend the Plan as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in the Plan, the Company agrees as follows:
1. Section 4(a) of the Plan is deleted in its entirety and the following is substituted in lieu thereof:
(a) Limitation on Overall Number of Shares Subject to Awards. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery in connection with Awards under the Plan shall be 800,000 (which reflects the effect of the Company’s reverse stock split during August 2005). In addition, as of the date this Plan is first approved by the stockholders, any shares available in the reserve of the 2002 Plan shall be added to the Plan share reserve and be available for issuance under the Plan. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.
IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

KONA GRILL, INC.
By:
Mark S. Robinow, Chief Financial Officer

KONA GRILL, INC.
2009 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of KONA GRILL, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated March  _____, 2009, and hereby appoints Mark S. Robinow and Mark L. Bartholomay, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of the Company, to be held on Thursday, April 30, 2009, at 2:00 p.m., local time, at the offices of Greenberg Traurig, LLP, at 2375 E. Camelback Road, Suite 700, Phoenix, Arizona, and at any adjournment or adjournments thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the named Class I director to serve for a three-year term expiring in 2012; FOR the approval of the amendment to the Company’s 2005 Stock Award Plan; FOR the approval of the Rights Agreement; and as said proxies deem advisable on such other matters as may come before the meeting.
A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

☐	Votes must be indicated (x) in Black or Blue ink.

1.	ELECTION OF DIRECTORS:
☐ FOR all nominees ☐ WITHHOLD AUTHORITY for all nominees ☐ FOR ALL EXCEPT (see instructions below)
Nominees:       ☐ Marcus E. Jundt
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ■
2.	Proposal to approve the amendment of the Company’s 2005 Stock Award Plan

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Proposal to approve the Rights Agreement

FOR ☐	AGAINST ☐	ABSTAIN ☐
and upon such matters which may properly come before the meeting or any adjournment thereof

To make comments, mark here. ☐

To change your address, please mark this box. ☐

(This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.)

Date

Share Owner sign here

Co-Owner sign here